EXHIBIT 99.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Trevena, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule(4)	Amount Registered(1) (3)(4)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price(4)	Fee Rate(4)	Amount of Registration Fee(4)
Equity	Common Stock, par value $0.001 per share	N/A	884,043(2)	N/A	N/A	N/A	N/A

Total Offering Amounts					N/A		N/A
Total Fee Offsets							$−
Net Fee Due							N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall include an additional indeterminate number of shares of the common stock, par value $0.001 per share (the “Common Stock”), of Trevena, Inc., a Delaware corporation (the “Registrant”), that may become issuable under the Trevena, Inc. 2013 Equity Incentive Plan (as amended, the “Former Plan”) and the Trevena, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.

(2)	Represents additional shares of the Registrant’s Common Stock subject to outstanding awards under the Former Plan that (i) cease to be subject to such awards as a result of the termination, expiration, cancellation or forfeiture of such awards on or after the effective date of the 2023 Plan (the “Effective Date”) or (ii) are withheld on or after the Effective Date in settlement of tax withholding obligations associated with certain types of outstanding awards under the Former Plan or in satisfaction of the exercise price payable upon exercise of certain types of outstanding awards under the Former Plan and may become eligible to be carried over to the 2023 Plan in accordance with the terms thereof (collectively, the “Rollover Shares”).

(3)	As described in the “Explanatory Note” to the Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (the “Post-Effective Amendment”) to which this Exhibit 99.1 is attached, the Post-Effective Amendment is being filed to provide that up to 884,043 shares of Common Stock (constituting the Rollover Shares) originally registered upon the filing of the Registration Statements on Form S-8, File Nos. 333-193735, 333-195957, 333-201672, 333-208948, 333-215421, 333-222471, 333-229161, 333-235942, 333-252350, 333-262377 and 333-269396, filed with the Securities and Exchange Commission on February 4, 2014, May 14, 2014, January 23, 2015, January 11, 2016, January 4, 2017, January 8, 2018, January 8, 2019, January 16, 2020, January 22, 2021, January 27, 2022, and January 24, 2023, respectively (the “Prior Registration Statements”), for issuance under the Former Plan may be issued under the 2023 Plan as of the Effective Date, pursuant to and in accordance with the terms of the 2023 Plan.

(4)	The filing fee for the registration of the offer of the Rollover Shares was paid in full upon the filing of the Prior Registration Statements. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required for the Post-Effective Amendment.